Exhibit 1.01

Tower Semiconductor Ltd.

Conflict Minerals Report

For the Year Ended December 31, 2024
Introduction

This conflict minerals report is presented by Tower Semiconductor Ltd. (unless the context indicates otherwise, “Tower,” “Company,” “we,” “us” and “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries for 2024) to comply with Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 (the “Rule”) and Form SD adopted thereunder. The Rule imposes certain reporting obligations on SEC registrants for whom conflict minerals are necessary for the functionality or production of products by the registrant or contracted by the registrant to be processed (such minerals are referred to as “necessary conflict minerals”). “Conflict minerals” are defined as gold as well as columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (collectively referred to as “3TG Minerals”).

With respect to its necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of its necessary conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country, collectively defined as the “Covered Countries”. If, based on such inquiry, the registrant knows or has reason to believe that any of its necessary conflict minerals originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence on the source and chain of custody of its necessary conflict minerals in order to determine whether such necessary conflict minerals directly or indirectly finance or benefit armed groups in the Covered Countries, and it must submit a conflict minerals report as an exhibit to its Form SD that includes a description of those due diligence measures.

We are a leading foundry of high-value analog semiconductor solutions, and provide technology, development, and process platforms for our customers in growing markets such as consumer, industrial, automotive, mobile, infrastructure, medical and aerospace and defense.  As a pure-play foundry, we do not offer products of our own. We currently offer the process technology geometries of 0.35, 0.18, 0.16 and 0.13 -micron on 200-mm wafers and 65 nanometer on 300-mm wafers. We also provide design support and complementary technical services.

We currently operate five facilities (“fabs”) in several geographic regions: one fab (for 200mm wafers) located in Migdal Haemek, Israel, one fab (for 200mm wafers) located in Newport Beach, California, one fab (for 200mm wafers) located in San Antonio, Texas and two additional fabs (for 200mm and 300mm wafers) located in the Hokuriku region of Japan. In addition, we contract to manufacture certain of our products in two facilities operated by third parties, as follows: (i) we share a 300mm wafer facility operated by STMicroelectronics (“ST”) in Agrate, Italy, where production of our products began in the fourth quarter of 2024, and (ii) we have access to a 300mm wafer corridor located in a New Mexico factory of Intel Corporation, which is not yet qualified for production as of the date of this Form SD.

To comply with the Rule, we reviewed the wafers we processed in 2024 to determine whether conflict minerals were necessary for their functionality or production. Based on this review, we determined that tungsten and/or tantalum were used in the processing of most of the wafers we process and are contained in certain of the wafers we process.

The content of any website referred to in this conflict minerals report is included for general information only and is not incorporated by reference into this document.

Supply Chain Description

All of our wafers are processed in our own fabs, except that as of the fourth quarter of 2024, some of our wafers are manufactured by a fab operated by ST. Tower does not purchase any tungsten or tantalum directly from smelters, refiners or mines, and is many steps away in the supply chain from the mining of the necessary conflict minerals in the wafers we process. Rather, the necessary conflict minerals are obtained from our direct suppliers or are obtained by ST from its suppliers, which obtain them from a variety of sources worldwide. As a result, we rely on our direct suppliers and ST to assist with our reasonable country of origin investigation (“RCOI”) and due diligence efforts, including the identification of smelters and refiners as the source of any necessary conflict minerals contained in the materials or products which our direct suppliers or ST supply to us, respectively. Tower has no access to and did not reach out directly to suppliers of ST or to the suppliers of our direct suppliers.

Description of Reasonable Country of Origin Inquiry

As indicated, Tower concluded that during 2024, it had processed wafers in which tungsten and/or tantalum were necessary for their functionality or production. As a result, we conducted in good faith an RCOI that was designed to reasonably determine whether any of our necessary conflict minerals originated in the Covered Countries or were from recycled or scrap sources.

As part of the RCOI, we conducted a supply chain survey of our direct suppliers of tungsten and tantalum (and of any material used in our processes that contains tungsten or tantalum) and of ST to obtain country of origin information using the Conflict Minerals Reporting Template (the “Template” or “CMRT”), which is a standardized survey tool published by the Responsible Minerals Initiative (“RMI”). RMI operates the Responsible Mineral Assurance Process (“RMAP”), a program that identifies smelters and refiners that produce responsibly sourced materials by using third-party auditors to independently verify that these smelters and refiners have systems in place to responsibly source minerals in conformance with RMAP standards. The Template, which requests that our direct suppliers and ST identify the smelters, refiners and countries of origin of the necessary conflict minerals they supply to Tower  or to ST, was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material in a company’s supply chain. The Template includes, among others, questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions regarding use of the questionnaire and other information about RMI and RMAP is available on RMI’s website at https://www.responsiblemineralsinitiative.org/.  Information on the website does not constitute part of this document.

We received responses from all of our direct suppliers of tungsten and tantalum (and from all of our direct suppliers of any material used in our processes that contain tungsten or tantalum) and from ST. We then confirmed whether or not each smelter or refiner or their suppliers identified as providing conflict minerals was found to be conformant with RMAP standards.

Design and Description of Conflict Minerals Diligence Program

Our due diligence efforts have been designed to conform, in all material respects, with the framework provided by the Organization for Economic Cooperation and Development’s (“OECD’s”) “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected And High-Risk Areas” (Third Edition, April 2016) (the “OECD Guidance”).

Consistent with the OECD Guidance, our due diligence in respect of 2024 consisted of a five-step process described below:

(i)	Establish Strong Company Management Systems

Tower is dedicated to corporate social responsibility and has adopted several management systems to address the issue of conflict minerals used in the processing of, and/or contained in, the wafers it processes, including:

a)
a code of ethics requiring all employees, officers and directors to comply with all applicable laws, rules and regulations of the U.S., Israel and other countries (available at: https://towersemi.com/about/corporate-social-responsibility-esg/social/,

b)
compliance since 2014 with the Responsible Business Alliance (RBA), which is a nonprofit comprised of electronics, retail, auto and toy companies. RBA members commit and are held accountable to a common Code of Conduct and utilize a range of RBA training and assessment tools to support continuous improvement in the social, environmental and ethical responsibility of their supply chains,

c)
a code of ethics for suppliers requiring them to conduct their business in an ethical manner and act with integrity (and in the case of ST, ST’s code of conduct  that we have confirmed aligns with these principles), including by confirming that products supplied to Tower do not contain metals derived from minerals or their derivatives originating from conflict regions that directly or indirectly finance or benefit armed groups,

d)	a conflict minerals policy as described below, and

e)
a team of employees, consisting of senior operations, engineering, QA, regulatory compliance and legal personnel, that oversees implementation of the Company's conflict minerals compliance strategy (the “Conflict Minerals Oversight Team”). In addition, senior management is periodically briefed by the Company’s Corporate Compliance Officer about conflict minerals compliance efforts.

The code of ethics for suppliers and the conflict minerals policy are each available at: https://towersemi.com/about/corporate-social-responsibility-esg/social-supply-chain/. Suppliers are required as part of the terms and conditions of their supply arrangements to the Company to comply with each such policy.

The Company’s conflict minerals policy states, in part, that the Company:

•
Expects its suppliers to have in place policies and due diligence procedures that will confirm that products and components that they supply containing conflict minerals, including conflict minerals from Covered Countries, are in fact “conflict-free”, meaning that they do not directly or indirectly finance or benefit armed groups in Covered Countries;

•	Requires the Company's direct suppliers to provide it with annual declarations regarding their use of conflict minerals (utilizing a format described below);

•	Reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from suppliers that fail to comply; and

•	Is committed to responsible sourcing of conflict minerals throughout its supply chain and to continued compliance with applicable SEC rules and regulations in this area.

The conflict minerals policy also directs any questions about such policy to the Company's Corporate Compliance Officer at compliance.officer@towersemi.com.

In addition to the measures described above and in order to provide transparency within our supply chain, we have adopted the Conflict Minerals Reporting Template (the “Template” or “CMRT”) to directly survey our suppliers and ST. The CMRT is a standardized survey tool published by the Responsible Minerals Initiative (“RMI”). RMI operates the Responsible Mineral Assurance Process (“RMAP”), a program that identifies smelters and refiners that produce responsibly sourced materials by using third-party auditors to independently verify that these smelters and refiners have systems in place designed to responsibly source minerals in conformance with RMAP standards.  Pursuant to the terms and conditions attached to each purchase order we issue, our suppliers of 3TG Minerals are required to (i) submit a completed CMRT in January of each year, which covers the previous calendar year, and (ii) supply only conflict-free materials to Tower.

(ii)	Identify and Assess Potential Risk in the Supply Chain

We have identified two potential risks regarding our suppliers, as follows: (i) not receiving timely or accurate information, and (ii) difficulty in replacing a supplier or ST should we determine that such supplier or ST obtained or appears to have obtained conflict minerals from sources that support armed conflict in the Covered Countries.

Because we do not purchase tungsten and tantalum directly from smelters, refiners or mines and are many steps removed in the supply chain from mining of such tungsten and tantalum, we focus our efforts on surveying our direct suppliers and ST who are required to survey their own suppliers (i.e., our upstream suppliers) in order to receive the required information. As indicated above, we use the Template to conduct such a survey of each of our direct suppliers and ST in order to identify and receive information regarding smelters and refiners of tungsten and tantalum in our supply chain.

Following an annual distribution of the Template to our direct suppliers of tungsten and/or tantalum or any material used in our processes that contains tungsten and/or tantalum and to ST, we follow-up to receive responses with completed CMRT from all of our suppliers and ST. Templates submitted by such direct suppliers and ST are reviewed for reasonableness and for missing or incomplete data, and we contact such direct suppliers and ST as necessary to obtain clarifications or additional information where needed. Thereafter, we compare the smelters or refiners identified by those suppliers and  ST in their submitted Templates with the list of facilities designated by RMI as RMAP conformant.

As disclosed on our website, our ethics helpline is available to employees and others to report any violations of the law or violations of our codes of ethics.

(iii)	Design and Implement a Strategy to Respond to Identified Potential Risks

Per the Company’s conflict minerals policy, we expect suppliers to have due diligence policies and procedures in place designed to confirm that materials that it supplies to Tower containing 3TG Minerals are in fact “conflict-free”, meaning that they do not directly or indirectly finance or benefit armed groups in the Covered Countries. If at any time the Company is not satisfied with a supplier's Template responses or believes that adequate policies and procedures are not in place, it reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from such suppliers.

In addition, the Conflict Minerals Oversight Team and Tower’s Corporate Compliance Officer are responsible for collecting and reviewing all relevant conflict minerals data and updating senior management so that they may adjust the corporate strategy to address any potential risks identified by such review. Senior management of the Company is periodically briefed by the Company’s Corporate Compliance Officer about conflict minerals compliance efforts.

By taking these steps, we manage the risks associated with our supply chain by:

-	engaging with suppliers and ST in an effort to obtain current, accurate and complete information about their supply chains; and

-
encouraging suppliers and ST to implement responsible sourcing policies and work with smelters and refiners that have obtained a “conflict-free” designation from a third-party auditor such as under RMAP.

Finally, we have established an escalation process to contact suppliers and ST upon obtaining any information that indicates that such suppliers or ST may be sourcing necessary conflict minerals from any of the Covered Countries without a “conflict free” designation. Steps considered by the Company in such instances may include requiring a contracted supplier or ST to find an alternative source for the necessary 3TG Minerals for use in products or components supplied to the Company, obtaining confirmation that the material provided to us is “conflict free”, or, if appropriate, in light of all relevant circumstances, seeking an alternate source of supply and suspending or terminating the Company’s contractual relationship with such supplier or ST.

(iv)	Carry Out Independent Third-Party Audit of Smelter/Refiner's Due Diligence Practices

The Template provided to our suppliers and ST requests information on the smelters and refiners used to provide the tungsten and tantalum in the wafers we process or that are processed by ST. We do not typically have a direct relationship with smelters and refiners of such minerals and are unable to perform or direct audits of these entities within our supply chain. Instead, we compare information regarding refiners and smelters provided by our suppliers and ST in their completed Templates with lists of refiners and smelters designated by RMI as RMAP conformant.

(v)	Report Annually on Supply Chain Due Diligence

This conflict minerals report is available on our website at https://ir.towersemi.com/financial-information/sec-filings and has also been filed with the SEC.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

We believe that following the OECD Guidance and usage of the Template represents a reasonable means to gather information on the source of conflict minerals in the products we process or have processed by ST.

Our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we process or that are processed by ST. Our due diligence processes are based on the data received from our direct suppliers or ST, which in turn is based on information received by those suppliers and ST seeking similar data within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected through the RMAP and designations made by RMI as part of RMAP, which may not yield accurate and complete information or make accurate designations in all cases.

Supplier Chain Survey Responses

As a result of our survey regarding 2024 activity, ST and three out of our six direct suppliers of tungsten or any material used in our processes that contain tungsten indicated that their supply chain includes smelters or refiners sourcing tungsten from the Covered Countries. In addition, ST and each of the six suppliers reported that all of the smelters or refiners they identified as suppliers of tungsten had been designated as RMAP conformant.

Regarding tantalum, ST and each of three direct suppliers of tantalum or any material used in our processes that contain tantalum indicated that their supply chain includes smelters or refiners sourcing tantalum from the Covered Countries. In addition, ST and each of these three suppliers reported that all of the smelters and refiners they identified as suppliers of tantalum had been designated as RMAP conformant.

It should be noted that we do not have access to, and did not contact, suppliers who supply directly to ST or our direct suppliers.

Identified Countries of Origin of Tantalum and/or Tungsten

In addition, our suppliers and ST provided us with information regarding the countries of origin of the tantalum and tungsten supplied by certain of  their smelters and refiners but did not provide specific country of origin information for all of these entities. Due to the incompleteness of the information received, Tower is unable at this time to determine and describe in this report a complete list of specific countries of origin of such conflict minerals.

Future Due Diligence Measures

For the calendar year ending December 31, 2024, we have engaged in the due diligence process described above. We expect to continue to attempt to validate responses from suppliers and ST using information collected through independent conflict-free smelter validation programs, such as that of RMAP, and plan to take measures as needed to address any significant potential risks that are identified through these due diligence efforts.

This Form SD and conflict minerals report includes certain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking”. There can be no assurance, however, that actual results will not differ materially from our expectations or projections. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in “Item 3. Key Information-D. Risk Factors” of our Annual Report on Form 20-F filed each year with the SEC.